Exhibit 99.1
Terayon Reports Second Quarter 2005 Results
Digital Video Applications Revenue Grows to a Record $17.3 Million for the Quarter,
Increasing for the Fifth Consecutive Quarter
Santa Clara, California — July 28, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today reported financial results for the quarter ended June 30, 2005.
     Revenue for the second quarter of 2005 was $29.5 million, a 12% increase compared to $26.4 million for the first quarter of 2005 and down 31% compared to $42.8 million for the second quarter of 2004.
     Digital video networking applications product line revenues were $17.3 million in the second quarter of 2005 up from $13.0 million in the first quarter of 2005 and $7.5 million in the second quarter of 2004. The home access product line had revenues of $10.6 million in the second quarter of 2005, compared to $11.6 million in the first quarter of 2005 and $25.0 million in the second quarter of 2004. The Cable Modem Termination System (CMTS) product line had revenues of $1.5 million in the second quarter of 2005, compared to $1.7 million in the first quarter of 2005 and $10.3 million in the second quarter of 2004.
     Net loss for the second quarter of 2005 was $508,000, or $0.01 per share, compared to a net loss of $2.6 million, or $0.03 per share, for the first quarter of 2005 and a net loss of $4.9 million, or $0.06 per share, for the second quarter of 2004.
     “Second quarter results indicate solid progress in moving digital video to the center of our corporate strategy,” said Jerry Chase, Terayon Chief Executive Officer. “The second quarter marks the fifth consecutive quarter of record revenue for our digital video solutions. We believe this is due to Terayon’s unique ability to address fundamental changes occurring in the market. The move towards all digital IP-based national networks, the competitive requirement to offer as many premium services as the bandwidth will allow and the creation of ‘just in time’ architectures providing ‘just in time programming’ with advertising and branding inserted milliseconds before the signal is modulated are all addressed by Terayon’s core technology and capabilities.”

Second Quarter 2005 Company Highlights
Terayon’s second quarter 2005 business highlights include:
•	Record revenue of $17.3 million for the video business

•	$5.2 million of positive cash flow consisting of a $2.5 million payment from ATI for the successful completion of additional milestones from the sale of the cable modem silicon business and $2.7 million primarily from positive operating cash flow

•	Significant shipments for the CP 7600G edge decoder, which enables MSOs to eliminate the need for parallel analog headend and networking equipment

•	Continued expansion of our customer base including:
•	Cogeco Cable, one of Canada’s leading MSOs, deploying the DM 6400 Network CherryPicker® for digital video applications

•	DM 6400 CherryPickers playing a central role in the all-digital network migration of the Korean Digital Multimedia Center (KDMC) consortium which serves 4 million subscribers
Operating Expenses and Restructuring Activities
     Total operating expenses for the second quarter of 2005 were $13.2 million, consisting of $0.3 million for restructuring charges primarily related to the company’s Santa Clara facility, $4.4 million for research and development, $5.6 million for sales and marketing, and $2.9 million for general and administrative expenses.
     The company’s personnel count at the end of the quarter was 168, a decrease from 175 at the beginning of the quarter.
     As of June 30, 2005, Terayon had $105.0 million in cash, cash equivalents and short-term investments, a $5.2 million increase from $99.8 million as of the end of the first quarter of 2005. “Our digital video revenue growth coupled with reduced operating expenses positions us closer to our goal of profitability,” said Mark Richman, Terayon Chief Financial Officer. “Our focus remains on execution to drive revenues and asset and expense management to drive net income profitability.”
Business Outlook
     For the third quarter of 2005, Terayon expects to report revenues in the range of $26 million to $30 million with digital video revenues in the range of $14 million to $18 million. Net income/loss is expected to be in the range of a loss of $1 million to positive $2 million of profitability, or a loss of $0.01 to income of $0.03 per share. The balances of cash and cash equivalents are expected to increase in range of $0 to $3 million during the third quarter of 2005.
     Terayon will host a conference call today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss its second quarter 2005 financial performance. The call my be accessed by dialing its 800-561-2601 (U.S.) or 617-614-3518 (International), and referencing pass code 86832980. A live, listen-only audio webcast of the call will be available to the public from Terayon’s website at www.terayon.com/investor. Webcast participants should allow approximately 10 minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the call. A replay of the conference call will be available via webcast at www.terayon.com/investor beginning at 4 p.m. Pacific Time today, through August 26, 2005. A telephone replay of the call may be accessed through August 12, 2005 by dialing 617-801-6888 and referencing pass code 11098733.
About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com.

Investor Contact:	Press Contact:
Eileen Morcos	Rebecca West
(408) 235-5544	(415)402-0230
eileen.morcos@terayon.com	rebecca@atomicpr.com
# # #
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon’s guidance on third quarter 2005 revenues, net income (loss), net income (loss) per share, cash usage, estimated restructuring charge and estimated operating cost savings. Additional forward-looking statements include statements about our ability to achieve profitability and positive cash flow based on our focus and resources on digital video networking applications, as well as our restructuring activities and operational cost management. Also, forward-looking statements include our belief that there is a growing need for real-time video streaming management by cable operators and that our second quarter results confirm the market acceptance and unique position of our digital video solutions. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release as a result of various factors, risks and uncertainties, including Terayon’s ability to develop and bring to market new products, especially digital video products; the acceptance of Terayon’s new products, especially digital video products, in the market; Terayon’s ability to gain new business; the continued momentum towards all digital networks; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; the continued revenue growth; the product mix that Terayon sells each quarter which may affect gross margins; the success of Terayon’s restructuring activities to align its operating costs with revenue; and Terayon’s ability to lower and align its operating expenses with market conditions; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended
	June 30,	March 31,	June 30,
	2005	2005	2004

Revenues	$29,533	$26,363	$42,782
Cost of revenues	16,701	13,043	27,660

Gross profit	12,832	13,320	15,122

Operating expenses:
Research and development	4,427	5,944	8,516
Sales and marketing	5,611	5,673	5,411
General and administrative	2,878	2,795	2,953
Restructuring charges (net), executive severance and asset write-offs	282	1,282	3,579

Total operating expenses	13,198	15,694	20,459

Loss from operations	(366)	(2,374)	(5,337)
Interest income	672	568	460
Interest expense	(814)	(814)	(826)
Other income (loss)	(50)	66	921

Loss before income tax benefit (expense)	(558)	(2,554)	(4,782)

Income tax benefit (expense)	50	(50)	(79)

Net loss	$(508)	$(2,604)	$(4,861)

Net loss per share, basic and diluted	$(0.01)	$(0.03)	$(0.06)

Shares used in per share calculation, basic and diluted	77,057	76,738	75,551

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Six months ended
	June 30,	June 30,
	2005	2004

Revenues	$55,896	$83,949
Cost of revenues	29,743	56,430

Gross profit	26,153	27,519

Operating expenses:
Research and development	10,371	17,984
Sales and marketing	11,285	12,632
General and administrative	5,673	5,388
Restructuring charges (net), executive severance and asset write-offs	1,564	6,946

Total operating expenses	28,893	42,950

Loss from operations	(2,740)	(15,431)

Interest income	1,240	912
Interest expense	(1,627)	(1,643)
Other income	15	1,200

Loss before income tax expense	(3,112)	(14,962)

Income tax expense	—	(146)

Net loss	$(3,112)	$(15,108)

Net loss per share, basic and diluted	$(0.04)	$(0.20)

Shares used in per share calculation, basic and diluted	76,898	75,534

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,	December 31,
	2005	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$38,605	$30,637	$43,218
Short-term investments	66,383	69,180	54,517
Accounts receivable, net	19,957	19,736	19,660
Other receivables, net	1,758	1,242	1,044
Inventories, net	12,759	18,611	17,144
Prepaid expenses and other assets	2,100	1,634	2,042

Total current assets	141,562	141,040	137,625

Property and equipment, net	4,538	4,840	5,760
Restricted cash and other assets, net	9,396	9,527	10,349
Total assets	$155,496	$155,407	$153,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Account payable	$4,572	$8,278	$7,845
Accrued payroll and other liabilities	27,204	23,852	20,726

Total current liabilities	31,776	32,130	28,571

Non-current liabilities	68,522	68,578	68,822
Stockholders’ equity	55,198	54,699	56,341

Total liabilities and stockholders’ equity	$155,496	$155,407	$153,734